CONFIDENTIAL TREATMENT

ADDENDUM TO OCTOBER 24, 2005 DISTRIBUTION AGREEMENT
between ITOCHU International Inc. and PM Devices, Inc.

This Addendum is made effective this 17th day of July 2007, by and between ITOCHU International Inc. of 335 Madison Ave, New York, New York, USA (“Distributor”); and PM Devices Inc., Unit 2135 – 13700 Mayfield Place, Richmond, British Columbia, Canada, ("Manufacturer")

WITNESSETH

WHEREAS, the above-named parties have performed certain activities pursuant to a Distribution Agreement dated October 24, 2005 (the “Distribution Agreement”); and

WHEREAS, the parties desire to revise said Agreement in accordance with their mutual agreement as to activities and rights that are to be applicable in the future; and

WHEREAS, said revisions are incorporated into this Addendum, which shall govern the relationship of the parties until expiration of the Distribution Agreement.

NOW, THEREFORE, in consideration of the premises and performance of the covenants herein contained, it is agreed that:

1.

This instrument, together with the Distribution Agreement, contains the entire agreement of the parties relating to the subject matter hereof and may not be changed, modified or amended, except by writing signed by both parties.

2.	The Parties hereby agree to change Exhibit A. DESCRIPTION OF PRODUCTS; Exhibit B. DESCRIPTION OF TERRITIORY and Exhibit C. PRICE LIST.

3.	The Parties hereby agree to extend the duration of the agreement for an additional two (2) year period as per article 1. b.) (1) of the Distribution Agreement.

4.	No terms of the Distribution Agreement, other than those specified herein, shall be affected by this Addendum.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

PM Devices, Inc.

/s/ Kevin McKim
By:
Kevin McKim, Vice President Sales & Marketing

ITOCHU International Inc.

/s/ William Rutan
By:
William Rutan, President ITOCHU Healthcare

EXHIBIT A

DESCRIPTION OF PRODUCTS

Products shall mean:

PM Devices PeriPatch Sheets

Product Code	Product

0.8P8	0.8 cm x 8 cm PeriPatch Sheet
1P6	1 cm x 6 cm PeriPatch Sheet
1.5P8	1.5 cm x 8 cm PeriPatch Sheet
2P9	2 cm x 9 cm PeriPatch Sheet
4P4	4 cm x 4 cm PeriPatch Sheet
4P6	4 cm x 6 cm PeriPatch Sheet
6P8	6 cm x 8 cm PeriPatch Sheet
8P14	8 cm x 14 cm PeriPatch Sheet
10P16	10 cm x 16 cm PeriPatch Sheet

AE45-1	45 mm PeriPatch Aegis – 1 firing
AE45-2	45 mm PeriPatch Aegis – 2 firing
AE45-4	45 mm PeriPatch Aegis – 4 firing
AE60-1	60 mm PeriPatch Aegis – 1 firing
AE60-2	60 mm PeriPatch Aegis – 2 firing
AE60-4	60 mm PeriPatch Aegis – 4 firing
AG45-1	45 mm PeriPatch Aegis – 1 firing
AG45-2	45 mm PeriPatch Aegis – 2 firing
AG45-4	45 mm PeriPatch Aegis – 4 firing
AG60-1	60 mm PeriPatch Aegis – 1 firing
AG60-2	60 mm PeriPatch Aegis – 2 firing
AG60-4	60 mm PeriPatch Aegis – 4 firing

And such additional products as the parties shall in writing agree from time to time.

EXHIBIT B

DESCRIPTION OF TERRITORY

For purposes of this Agreement, the “Territory” shall include the following country:

  United States of America

EXHIBIT C

PRICE LIST

PM Devices PeriPatch Sheet

Model	Description	1-249[1]	250-499	500+
0.8P8	0.8 cm x 8 cm PeriPatch Sheet
1P6	1 cm x 6 cm PeriPatch Sheet
1.5P8	1.5 cm x 8 cm PeriPatch Sheet
2P9	2 cm x 9 cm PeriPatch Sheet
4P4	4 cm x 4 cm PeriPatch Sheet	[ Redacted Information ]
4P6	4 cm x 6 cm PeriPatch Sheet
6P8	6 cm x 8 cm PeriPatch Sheet
8P14	8 cm x 14 cm PeriPatch Sheet
10P16[2]	10 cm x 16 cm PeriPatch Sheet

AE45-1	45 mm PeriPatch Aegis – 1 firing
AE45-2	45 mm PeriPatch Aegis – 2 firing
AE45-4	45 mm PeriPatch Aegis – 4 firing
AE60-1	60 mm PeriPatch Aegis – 1 firing
AE60-2	60 mm PeriPatch Aegis – 2 firing
AE60-4	60 mm PeriPatch Aegis – 4 firing
AG45-1	45 mm PeriPatch Aegis – 1 firing
AG45-2	45 mm PeriPatch Aegis – 2 firing
AG45-4	45 mm PeriPatch Aegis – 4 firing
AG60-1	60 mm PeriPatch Aegis – 1 firing
AG60-2	60 mm PeriPatch Aegis – 2 firing
AG60-4	60 mm PeriPatch Aegis – 4 firing

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (this ”Agreement”) is made as October 24, 2005.

BETWEEN:	ITOCHU International Inc. of 335 Madison Ave. in the City of New York, in the State of New York, United States of America (”Distributor”)

AND:

PM Devices Inc., a Company incorporated under the laws of British Columbia under Certificate No. 564428, of Unit 2135, 13700 Mayfield Place, in the City of Richmond, in the Province of British Columbia, Canada ("Manufacturer" or “PM Devices”)

BACKGROUND

A. PM Devices manufactures (or causes to be manufactured) and markets certain products and devices described in the attached Exhibit A (such products and devices are referred to as the ”Products”);

B. Distributor possesses the facilities, personnel, ability and capacity to promote the sale and use of the Products in the geographic area described in the attached Exhibit B (such area is referred to as the ”Territory”); and

C. PM Devices wishes to sell the Products to Distributor, and Distributor wishes to purchase the Products for resale in the Territory.

AGREEMENT

In consideration of the foregoing and of the mutual covenants contained herein, and intending to be legally bound, PM Devices and Distributor agree as follows:

1. Distribution.

a.) Appointment. Subject to the terms of this Agreement, PM Devices hereby appoints Distributor, and Distributor hereby accepts its appointment, as the exclusive distributor of the Products in the Territory.

b.) Duration and Termination.

(1) This Agreement shall begin on the date written above and shall continue in full force and effect for an initial two-year term. At the end of this initial term or any extension term, this Agreement shall automatically be renewed for a further successive period of two years, unless either party gives the other party notice of its intention not to renew this Agreement upon the expiration of the then-current term at least 90 days prior to the expiration of such term. In the event of non-renewal of this Agreement, upon expiration of the current term, Distributor may continue to sell and purchase Product for an additional 90 days following the effective date of termination. During the additional 90 day period, Distributor will not have exclusive distribution rights in the Territory and Manufacturer shall be free to enter into distribution agreements with third parties for the Territory and any Product purchased by Distributor during this 90 day period can not be returned for refund as described in section 2. e.) (5). Any such notice of non-renewal shall be provided as required by Section 14 of this Agreement.

(2) Each of the following circumstances shall constitute an ”Event of Default” under this Agreement:

i)	The material breach of any term or condition of this Agreement

ii)	The repeated failure of a party to perform one or more of its obligations under this Agreement, whether or not this repeated failure constitutes a material breach;

iii)	The filing by or against a party of any insolvency or bankruptcy proceeding, proceedings for reorganization, receivership, dissolution or any arrangement under bankruptcy law,

iv)	The existence of a condition of force majeure that continues for longer than six (6) months;

v)	Any change in a party’s ownership which shall impair its ability to perform its obligations under this Agreement; and

vi)	The failure or inability of Distributor to meet sales objectives outlined in Section 2(d)(2).

Upon the occurrence of an Event of Default by a party, the other party may terminate this Agreement upon thirty (30) days prior written notice to the defaulting party, specifying the default; provided that the defaulting party shall not have cured the default within such thirty (30) day period. Therefore, if an Event of Default is not cured within that thirty (30) day period, this Agreement may be immediately terminated at the discretion of the non-defaulting party by giving written notice, in accordance with section 14, to the defaulting party.

(3) During the 30-day notice period described in subsection (2) above, the party giving notice may withhold its own performance (except with respect to payment of any amount due to the other party), unless the other party cures or acts with due diligence to cure the Event of Default within the notice period or otherwise gives the notifying party sufficient security. Notwithstanding the foregoing, in the case of an Event of Default arising under section 1.(b) (2) (iii) as a result of voluntary petition in bankruptcy filed by Distributor, this Agreement will automatically terminate.

c.) Sub-Distributors.

Distributor shall have the right to appoint sub-distributors for the Products in the Territory; provided, however, that if Distributor appoints any sub-distributor (other than an ITOCHU Group entity) for the Products during the term of this Agreement, Distributor shall:

i)	Cause such sub-distributor to comply fully with all obligations imposed hereunder upon Distributor applicable to resale of the Products within the Territory;

ii)	Obtain a guarantee from such sub-distributor that it will not represent itself as an employee, agent or representative of PM Devices;

iii)

Obtain such sub-distributor’s commitment to indemnify PM Devices and defend and to hold PM Devices harmless from all claims, damages and liabilities which it may incur in connection with the appointment or termination of such sub-distributor and the sale of the Products by such sub-distributor;

iv)	Submit to PM Devices a list of the sub-distributors including addresses, fax and phone numbers.

d.) Conflicts of lnterest.

Distributor expressly agrees not to engage in any activity relating to a product that competes directly with the Products. These competing products are outlined in Exhibit E.

e.) Independent Contractor.

Distributor is an independent contractor authorized only to purchase products from PM Devices for resale within the Territory. Nothing in this Agreement creates a relationship of employer-employee, principal-agent, franchiser-franchisee, joint venture or partnership between Distributor and PM Devices. Distributor has no power or authority to bind PM Devices in any way for any purpose, nor to give any representation on PM Devices’ behalf, nor to create any liability against PM Devices. Distributor agrees to indemnify and to hold harmless PM Devices from and against any and all claims, damages or liabilities arising from any act of Distributor outside of its scope of authority under this Agreement.

2. Products.

a.) Price.

(1) PM Devices shall have the absolute right to establish the prices of the Products purchased by Distributor under this Agreement. The initial Price for each of the Products is set forth in the attached Exhibit C. Distributor shall have the absolute right to establish the prices of the Products sold by Distributor as contemplated by this Agreement.

(2) Prices may be modified by PM Devices upon sixty (60) days written notice to Distributor. The prices in such modified Price List shall be effective for all Products ordered by Distributor after the effective date of such modification, which date shall be set forth in the notice. No change in the Price List shall be effective before the first anniversary of this Agreement. A maximum of two (2) price increases are permitted in any one (1) calendar year period.

(3) The modified price will not apply to orders received and accepted by PM Devices prior to the effective date of such price change.

(4) All prices and shipments to Distributor shall be F.O.B. PM Devices’ plant in Vancouver, Canada. To such prices shall be added all shipment costs, transit insurance costs and applicable duties or taxes and other related costs and expenses incurred by PM Devices and relating to the sale and shipment of the Products to Distributor.

b.) Purchase Orders.

(1) Distributor agrees to purchase the Products from PM Devices, solely from PM Devices and not from any other source, and Distributor agrees that purchase of the Products is for resale on Distributor’s own account.

(2) Distributor shall issue purchase orders for the Products to PM Devices from time to time. All purchase orders shall be in a writing (including an email or fax) and specify the Product type, quantity, desired shipping date, unit price (from the Price List), unique purchase order number, shipping destination and any special shipping instructions. All purchase orders shall be subject to the terms and conditions of this Agreement and in the event of a conflict or inconsistency between the terms of this Agreement and the terms of any purchase order or other document submitted by Distributor to PM Devices, this Agreement shall control unless the parties specifically otherwise agree in writing.

(3) PM Devices may impose, as a prerequisite to its acceptance of a purchase order, the payment of outstanding delinquent invoices.

(4) PM Devices will acknowledge the acceptance of a purchase order by a written order confirmation. Distributor acknowledges and understands that PM Devices’ obligation to sell any Products is subject to availability of the Products. No purchase order shall be binding upon PM Devices until the same is accepted in writing by PM Devices.

(5) PM Devices shall make reasonable efforts to fill each purchase order that is accepted, but PM Devices shall not be liable for damages caused by failure to ship or delay in shipment resulting from conditions beyond the control of PM Devices, including but not limited to the inability of its suppliers to obtain material and supplies or to produce sufficient components to meet Product sales demand.

c.) Payment.

(1) All amounts due to PM Devices shall be for the net invoice amount paid in U.S. Dollars without discount or rebate. Payment terms are thirty (30) days, which shall be stated on each invoice. PM Devices may at its sole discretion require wire transfer prior to shipment or irrevocable standby letter of credit payable by sight draft from Distributor in the event Distributor is in payment default under this Agreement. If Distributor is prohibited from making payment in U.S. Dollars because of any applicable law or regulation, PM Devices may elect to designate a non-prohibited currency or mode of payment.

(2) If Distributor is delinquent in remitting payments to PM Devices under the terms of any invoice in a timely fashion, PM Devices may: i) decline to accept purchase orders or make shipments against accepted purchase orders; ii) charge Distributor interest on past due amounts at a rate of 1.5 percent per calendar month; and/or iii) require advance payment, payment on delivery or bank-

guaranteed method of payment for further shipments. Distributor shall comply with the modified payment terms. The foregoing remedies of PM Devices are not exclusive, but in addition to any and all remedies available to PM Devices under this Agreement and applicable law.

d.) Sales.

(1) Distributor shall restrict to the Territory its active promotion and marketing of the Products. Distributor shall not actively pursue sales of the Products outside the Territory.

(2) Minimum purchase requirements are as set out in Exhibit D. There shall be no minimum purchase obligations for the period from the effective date through December 31, 2005, and thereafter minimum purchase obligations shall be established by mutual agreement of the parties. If PM Devices and Distributor cannot mutually agree on sales minimums through negotiation, then minimums will be set at the previous years sales minimum plus 20 percent. If minimum cannot be negotiated for 2006, then the minimum will be set using the following formula: average 2005 monthly sales multiplied by 12 plus 20 percent. The Failure of Distributor in any one-year period to purchase the annual commitment shall result in a ninety (90) day probationary period. During this period, Distributor must increase purchases to reasonable levels specified by PM Devices. If Distributor fails to meet the probationary purchase requirements, PM Devices may terminate this Agreement immediately upon written notice to Distributor.

(3) Distributor shall submit detailed sales and inventory reports to PM Devices on request. Annual sales forecasts for the Territory shall be submitted no later than sixty (60) days prior to the beginning of the calendar year. The annual forecast shall be updated not later than one hundred twenty (120) days after the beginning of the year for the last half of the forecast year. The reports shall be in a form and substance as reasonably required by PM Devices.

e.) Shipment, Delivery and Inventory.

(1) All risk of loss or damage to the Products shipped will pass from PM Devices to Distributor at the time the shipment is delivered to the carrier.

(2) Delivery schedules set forth in PM Devices’ order confirmations reflect PM Devices’ reasonable estimate of actual shipping dates. PM Devices will use its reasonable best efforts to meet such dates. Partial shipments will constitute independent transactions for which payment is due according to the terms of this Agreement. Distributor shall be solely responsible for obtaining whatever licenses, permits or the like may be required to allow it to receive the Product.

(3) Distributor shall inspect the Products promptly upon their arrival at their shipping destination. All defects or other nonconformities of the Products to the terms of the purchase order discoverable upon receiving inspection, must be reported in writing to PM Devices within thirty (30) days after the date of receipt of the Products, or Distributor’s rights for redress for any defect or nonconformity in said shipment that are visually observable shall be forever waived. All other defects or nonconformities must be reported in writing within thirty (30) days after their discovery or Distributor’s rights for redress shall be forever waived.

(4) Subject to PM Devices ability to supply, Distributor shall at all times maintain sufficient inventory of Products to meet customer demand and established sales objectives for the Territory. Products consigned to Distributor’s customers are part of Distributor’s inventory until purchased by the customer. Distributor shall maintain the right to withdraw consigned inventory at any time prior to purchase by the customer.

(5) Distributor may not return inventory to PM Devices or transfer inventory to any other distributor without PM Devices’ express written consent. Product can be returned to PM Devices only in the event of termination of this Agreement. Product with a minimum of six (6) months shelf life remaining can be returned for a refund of the purchase price. Product with less than six (6) months remaining shelf life cannot be returned. Distributor will bear all risks of loss or damage to returned Products occurring before receipt of the Products by PM Devices. Distributor shall have the right, one time per calendar year, to return Products to PM Devices with a total value of up to five percent

(5%) of annual purchases. The restocking fee for returned products will be 25%. All returned product must have a remaining shelf-life of 12 months.

(6) PM Devices’ Products will have a minimum one-year shelf life upon leaving plant.

(7) The Products will be shipped via the carrier or freight forwarder designated by Distributor.

f.) Product Modifications.

(1) PM Devices reserves the right to modify the design, specifications and/or method of manufacture of the Products at any time without notice, and to substitute the modified Products for those originally ordered by Distributor, provided there is no material alteration of the Products’ form, fit, function or quality. PM Devices may also discontinue manufacture of any of the Products without notice. PM Devices will not compensate Distributor for any change or discontinuation of Products.

3. Distributor’s Obligations.

In addition to Distributor’s other agreements herein, Distributor further agrees to:

a.) Exercise its reasonable best efforts to (1) promote the sale of the Products at its own expense throughout the Territory using such means as advertising, customer contact, distribution of printed materials, attendance at trade shows and conventions, support of local surgeons at trade shows and conventions and the like; (2) promote the good will of PM Devices; and (3) meet or exceed the sales objectives established in Section 2;

b.) Provide and maintain at its own expense, one or more suitable places of business in the Territory staffed with an adequate force of competent sales personnel who are thoroughly familiar with the Products and shall contact customers throughout the Territory; pay all expenses incurred by its personnel relating to attendance at PM Devices’ training or other presentations regarding the Products;

c.) Cooperate with PM Devices in the sponsorship and planning of technical seminars on the Products, without charge to PM Devices;

d.) Provide PM Devices with prompt written notice of all changes in management or sales personnel responsible for the promotion and sale of the Products in the Territory;

e.) When appropriate, assist PM Devices in collecting clinical data from designated clinical centers within the Territory;

f.) Maintain, in accordance with PM Devices’ requirements as provided to Distributor, complete, accurate and current records on Product shipments so that quarterly reports may be sent to PM Devices indicating location, by serial number or lot number, of all Products sold to Distributor by PM Devices; and

g.) Assist PM Devices in any recall of Products sold in the Territory.

4. Surviving Obligations.

     Upon the expiration or termination of this Agreement, all rights of Distributor under this Agreement shall immediately cease, and PM Devices may appoint a new distributor(s) of the Products in the Territory. The following obligations of Distributor shall survive and continue after expiration or termination:

a.) To sell its inventory of the Products back to PM Devices at the purchase price originally paid by Distributor, less any credits and allowances applied to Distributor’s account for the Products. PM Devices shall be obliged to repurchase such Products, provided they are in their original packaging, form and condition, with a least six-months shelf life remaining, in accordance with section 2. e) (5).

b.) To immediately return to PM Devices all Product samples, information, literature and other documents supplied to Distributor by PM Devices;

c.) To continue to make payments owed to PM Devices promptly when due;

d.) To provide a final, current and accurate record of the location of all Products not returned to PM Devices under section (a) above;

e.) To cease trading in the Products and give prompt notice to all sub-distributors, agents and employees in the Territory of the cessation of Distributor’s rights to distribute the Products in the Territory;

f.) To continue to indemnify PM Devices with respect to all matters to which indemnification by Distributor is covenanted herein for a period of five-years from the effective date of termination;

g.) To continue to keep information confidential and protect PM Devices’ Intellectual Property as provided under Section 8; and

h.) To continue to observe any and all obligations of Distributor herein which are to survive expiration of this Agreement according to express terms of this Agreement.

5. PM Devices’ Obligations.

In addition to PM Devices’ other agreements herein, PM Devices further agrees to:

a.) Furnish to Distributor reasonable quantities of promotional materials and marketing literature as sales aids for the Products. All such promotional materials shall be and remain the exclusive property of PM Devices;

b.) Provide to Distributor in writing, or by oral or other presentation, information and training concerning the technical specifications of the Products;

c.) Cooperate with Distributor in the planning of technical and educational seminars on the Products

d.) Respond to inquiries from Distributor regarding the Products, their use and application, the status of shipments on accepted purchase orders, new or improved versions of the Products and the like;

e.) Assist Distributor in responding to any questions, concerns, complaints or the like raised by any customer of Distributor, any governmental agency or other authority or any other third party, and bear the costs and responsibility therefore; and

f.) Refrain from soliciting employees, subsidiaries or third party sub-distributors (excluding third-party sub-distributors that developed through PM Devices contacts) of Distributor for employment by PM Devices during the term of this Agreement, as extended, and for one (1) year following the termination or expiration of this Agreement. This obligation shall survive the termination or expiration of this Agreement unless such termination results from an Event of Default by Distributor under this Agreement.

6. Compliance with Law.

a.) PM Devices will comply with all pertinent provisions of the United States Food and Drug Administration laws applicable to the manufacturing and marketing of the Products.

b.) Distributor shall be responsible for compliance in the Territory with all applicable United States or local laws and regulations relating to the Products and the marketing and sale thereof by Distributor. PM Devices and Distributor will cooperate where appropriate in order to assure compliance of both parties with such laws and regulations.

c.) Annually on the anniversary of the Agreement, an officer of Distributor shall certify to PM Devices in writing by providing a certificate in the form attached hereto as Exhibit F, Distributor’s compliance with the requirements of this Section 6.

7. Limited Warranty and Limitation of Remedies.

(a)	PM Devices warrants to Distributor only that the Products, at the time of shipment to Distributor under this Agreement, shall be:

(1) Free from material defects in design, materials and workmanship; and

(2) In compliance with all United States laws and regulations pertaining to the design, materials and workmanship of such products.

In order to receive the exclusive remedies specified in this Section 7(a) below, claims by Distributor concerning any non-compliance with the above express warranties shall be made in writing and shall be received by PM Devices within the stated Shelf-Life of the Products by PM Devices to Distributor. THE EXPRESS WARRANTIES ABOVE ARE EXCLUSIVE AND ARE GIVEN IN LIEU OF ALL OTHER WARRANTIES, REPRESENTATIONS, GUARANTEES AND CONDITIONS, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, WARRANTIES AND CONDITIONS OF MERCHANTABILITY, DURABILITY AND FITNESS FOR PURPOSE (INCLUDING FITNESS FOR A PARTICULAR PURPOSE) AND WARRANTIES ARISING FROM USAGE OF TRADE OR COURSE OF DEALING. Other than the express warranties specified above and any express written warranties provided directly to end users by PM Devices, any description of the Products, whether in writing or made orally by PM Devices, and any specifications, samples, models, bulletins, drawing, diagrams, or similar material provided by PM Devices and used in connection with the Products are for the sole purpose of identifying the Products and shall not be construed as a warranty or representation in favour of Distributor. PM DEVICES AND DISTRIBUTOR SPECIFICALLY EXCLUDE THE APPLICATION OF THE UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS TO THIS AGREEMENT AND TO THE PURCHASE AND SALE OF THE PRODUCTS HEREUNDER.DISTRIBUTOR’S EXCLUSIVE REMEDY AND PM DEVICES’ SOLE LIABILITY FOR ANY BREACH OF THE EXPRESS WARRANTIES DESCRIBED IN THIS SECTION 7.(a) SHALL BE, AT PM DEVICES’ ELECTION, REPLACEMENT OF SUCH PRODUCTS BY PM DEVICES OR A REFUND OF THE INITIAL PURCHASE PRICE RECEIVED BY PM DEVICES FOR SUCH PRODUCTS. PM DEVICES SHALL NOT BE SUBJECT TO AND EXPRESSLY DISCLAIMS ANY OTHER OBLIGATIONS OR LIABILITIES ARISING OUT OF BREACH OF WARRANTY.

NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, AGGRAVATED, PUNITIVE OR CONTINGENT DAMAGES; AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH PARTY SPECIFICALLY DISCLAIMS ANY LIABILITY FOR DAMAGES FOR LOST PROFITS OR REVENUES, LOSS OF REPUTATION OR GOODWILL OR ANY OTHER ECONOMIC LOSS.

(b)
The cumulative aggregate liability of PM Devices to Distributor for all claims relating to the Products or otherwise in respect of this Agreement or any transactions contemplated by this Agreement, shall in no event exceed the lesser of:

(1) the total proven direct damages actually suffered by Distributor which PM Devices is liable for hereunder; or

(2) the sum of $2,000,000 (Cdn. Funds).

The above limitation on liability applies regardless of the cause of action, including contract (including fundamental breach), tort (including negligence), product liability, strict liability, infringement of third party intellectual property rights or other third party claims against Distributor.

PM Devices shall not be liable to Distributor for any Products damaged, mishandled or improperly shipped or stored by Distributor or any person acting under direction or authorization of Distributor, or for any Products tampered with or to which Distributor or any person acting under direction or authorization of Distributor made changes in fabrication, assembly or otherwise.

(c)

Subject as set out in Section 7(b), PM Devices shall defend and hold Distributor and its affiliates harmless from any and all claims, demands, actions, liabilities, damages, judgments, liens, costs, losses and expenses (including reasonable legal expenses) (collectively “Claims”) which may be suffered or incurred by Distributor or its affiliates arising from or related to any non-frivolous investigation or proceeding made by a third party (including any governmental authority) alleging any defect in the Products, including its design, materials or workmanship, any breach of warranty made by PM Devices to Distributor or to a third party or any material failure of PM Devices to perform and observe its obligations under this Agreement, provided that Distributor gives PM Devices written notice of the Claim with sufficient promptness to avoid any adverse effect on PM Devices’ ability to defend the Claim; allows PM Devices to assume control of the defence and settlement of the Claim; reasonably assists and cooperates with PM Devices in connection with the defence and settlement of the Claim at PM Devices’ expense; and does not settle the Claim without PM Devices’ prior written consent. This paragraph shall not apply to any Claims arising out of:

(1) any intentional wrongful act or omission or gross negligence of Distributor or any third party;

(2) any failure to transport, store, install, use, operate or maintain the Products in accordance with the reasonable applicable specifications, instructions, manuals and other documentation provided by PM Devices or any Products damaged, tampered with or changed in fabrication or assembly or otherwise by any person other than PM Devices or any person doing so with the express authorization of PM Devices ; or

(3) any representation or warranty made by Distributor or any employee, agent or other representative (e.g., any sales representative, service representative, dealer or distributor) of Distributor with respect to any Products, which representation or warranty is not within the scope of PM Devices’ warranties set forth in any applicable documentation, promotional literature and other materials published by PM Devices or incorporated from such materials.

PM Devices shall, during the term of this Agreement, maintain at its own expense a reasonably sufficient amount of general commercial and product liability insurance, and PM Devices shall request that its insurer add Distributor as an “additional insured” to its policies as its interest may appear.

(d)

Distributor shall not make any oral or written representations, warranties, conditions or guarantees which vary from the written representations, warranties, conditions or guarantees given or made by PM Devices to Distributor or Distributor’s employees with respect to the Products.

Subject as set out in Section 7(f), Distributor shall defend and hold harmless PM Devices and its affiliates from and against any and all Claims which may be suffered or incurred by PM Devices or its affiliates arising from or related to any non-frivolous investigation or proceeding made by a third party (including any governmental authority) based upon any allegation of wrongdoing by Distributor in the importation, storage, transport, handling, use, marketing, advertising, sale and distribution of the Products by Distributor, any unauthorised warranty made by Distributor to a third party or any material failure of Distributor to perform and observe its obligations under this Agreement; provided that PM Devices gives Distributor written notice of the Claim with sufficient promptness to avoid any adverse effect on Distributor’s ability to defend the Claim; allows Distributor to assume control of the defence and settlement of the Claim; reasonably assists and cooperates with Distributor in connection with the defence and settlement of the Claim at Distributor’s expense; and does not settle the Claim without Distributor’s prior written consent. This paragraph shall not apply to any Claim arising out of the intentional wrongful act or omission or gross negligence of PM Devices or any third party.

Distributor shall, during the term of this Agreement, maintain at its own expense a reasonably sufficient amount of general commercial and product liability insurance and shall request that its insurer add PM Devices as an “additional insured” to its policies as its interest may appear.

(e)	The cumulative aggregate liability of Distributor to PM Devices for all claims in respect of this Agreement or any transactions contemplated by this Agreement shall in no event exceed the lesser of:

(1) the total proven direct damages actually suffered by PM Devices which Distributor is liable for hereunder; or

(2) the sum of $2,000,000 (Cdn. Funds).

The above limitation on liability applies regardless of the cause of action, including contract (including fundamental breach), tort (including negligence), product liability, strict liability, infringement of third party intellectual property rights or other third party claims against PM Devices.

Distributor shall not be liable to PM Devices for any Products not in compliance with the express warranties in paragraph 7(a) above.

8. Confidentiality, Intellectual Property and Non-Solicitation.

a.) PM Devices represents to Distributor that PM Devices has the exclusive right, title and interest in the Territory to PM Devices’ patents, trademarks, trade names, emblems, designs, models and methods of presentation relating to the Products (referred to in the aggregate as ”Intellectual Property”). Distributor shall not do or cause to be done anything that directly or indirectly challenges or intentionally impairs PM Devices’ rights to the Intellectual Property.

b.) Except as expressly provided herein, this Agreement does not give Distributor any right, title, license or interest to the Intellectual Property and Distributor will not describe or represent itself as having any such rights, except the right to distribute Manufacturer’s Products hereunder.

c.) Distributor may use PM Devices’ Intellectual Property only in connection with the promotion, marketing and sale of the Products. During the term of this Agreement, Distributor may refer to itself on its letterhead and in advertisements as the exclusive authorized distributor of the Products in the Territory and put PM Devices’ company logo in promotional materials relating to the Products. In no event is Distributor granted the right to use PM Devices’ Intellectual Property in connection with other goods distributed by Distributor, or to use or adapt such Intellectual Property or any confusingly similar words or symbols as part of its commercial name.

d) Each party acknowledges that it will obtain confidential information from the other party and that the public disclosure of this information by the receiving would inflict irreparable harm upon the disclosing party. Each party agrees to maintain in confidence aII confidential information it may receive under this Agreement concerning the Products or the business of PM Devices or Distributor, and neither party will disclose or disseminate such information to others without the prior written consent of the disclosing party. Each party specifically agrees: (1) not to disclose to any unauthorized person any information concerning the negotiations, terms and conditions of this Agreement; (2) to take all reasonable steps to prevent unauthorized disclosure of confidential information by its agents, representatives and employees; and (3) to safeguard and protect all confidential documents from theft, loss or perusal by unauthorized persons.

e) If this Agreement expires without renewal or is otherwise terminated, Manufacturer agrees that it will not, without the consent of Distributor, contact or solicit any of the parties listed on Exhibit G which Distributor represents form a part of Distributor's network.

9. Force Majeure and Other Contingencies.

Neither PM Devices nor Distributor shall have any liability to the other for any failure or delay in the performance of any obligation under this Agreement (except the obligation to make payments as and when due) if directly or indirectly caused by or resulting from force majeure beyond the reasonable control and without fault or negligence of the party claiming force majeure. The party claiming force majeure will give the other party written notice of the cause within fifteen (15) days after the occurrence, and will exercise reasonable diligence to remove the cause and resume performance. If PM Devices is the affected party, it may equitably allocate production and delivery of affected Products among its customers and its distributors. If any performance is suspended or delayed because of force majeure, the period for performance will be correspondingly extended; provided however, if the performance is suspended or delayed for more than six (6) months the party not claiming force majeure may at any time after such six (6) month period, and while the performance remains suspended or delayed, terminate this Agreement by written notice to the other party, as provided in Section 14 below.

10. Equitable Relief.

Distributor acknowledges and agrees that, in the event of a breach by Distributor of any of the provisions of Sections 1(d) (Conflicts of Interest) or 8(d) (Confidentiality) of this Agreement, PM Devices’ remedies at law may be inadequate and such breach may cause PM Devices substantial and irreparable injury and damages. Distributor agrees that PM Devices will be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach of such provisions of this Agreement. The exercise by PM Devices of its rights under this Section 10 shall not be construed as a waiver of any rights which PM Devices may have for damages or otherwise in the event of a breach of the provisions of Sections 1(d) and 8(d), or any other provision of this Agreement.

11. No Liability for Termination.

No party terminating this Agreement in accordance with its terms shall, because of such termination, be liable to the other for compensation, reimbursement or damages on account of loss of profits on sales or estimated profits on anticipated sales or on account of expenditures, investments or commitments made in connection with the business or goodwill of the other party and neither party shall have such claim upon the expiration of this Agreement. Termination of this Agreement will not release either party from any debt owed to the other party prior to termination.

12. Setoff.

PM Devices reserves the right to set off any amounts Distributor owes to PM Devices against any amount PM Devices owes to Distributor

13. Severability.

If any one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

14. Notices.

All notices or consents required by this Agreement shall be in writing in English. Notices shall be deemed delivered if: a) delivered in person, b) sent by certified mail, return receipt requested, correct postage prepaid, c) by telecopy, or d) by recognized international, commercial, overnight courier, to the address and/or telecopier number listed below, unless such address or telecopier number is changed by written notice hereunder:

If to PM Devices:

PM Devices
Unit 2135, 13700 Mayfield Place
Richmond, BC Canada
V6V 2E4

Telecopy:	(604) 270-4384

Attention:	Mr. Carlos Vonderwalde
President, PM Devices Inc.

If to Distributor:

ITOCHU International Inc.
335 Madison Ave.
New York, New York 10017
United States of America

Telecopy:	(212) 818-8597

Attention:	Mr. William Rutan
President, ITOCHU Healthcare

Any notice or consent delivered (a) in person shall be deemed delivered when delivered and signed for by any person at the address above; (b) by certified mail, postage prepaid, return receipt requested, shall be deemed delivered on the seventh business day after the date deposited in the mail; (c) by telecopier transmission shall be deemed delivered on the date sent, if sent before 5:00 p.m. on a business day in the recipient’s location, and in any event only when a transmission report is retained by the sender which indicates the telecopy has been duly received; and (d) by courier service shall be deemed delivered on the next business day after the date sent.

15. Applicable Law.

a.) This Agreement shall be governed by the law of the Province of British Columbia, without regard to its principles of choice of laws.

b.) Any and all disputes, controversies or differences in connection with or arising out of this Agreement or any alleged breach hereof, which cannot be amicably settled, shall be submitted to and settled by arbitration. Arbitration shall be held in Vancouver, British Columbia, Canada in accordance with the rules of the British Columbia Arbitration Centre. The award resulting therefrom shall be final and binding upon the parties hereto.

16. Entire Agreement.

This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof; no other representations or covenants have induced either party to enter into this Agreement.

17. Construction.

The paragraph headings of this Agreement are for convenience of reference only and do not form a part of the terms of this Agreement. As used in this Agreement, the masculine, feminine or neuter pronoun shall include each the masculine, feminine and neuter genders. A reference to a person or entity shall mean a natural person, a trustee, a corporation, a partnership or any other form of legal entity. All references (including pronouns) in the singular or plural number shall be deemed to have been made, respectively, in the plural or singular number as well, as the context may require.

18. Benefit.

This Agreement shall be binding on, and inure to the benefit of, the parties hereto and their respective heirs, executors, administrators, successors and assigns.

19. Counterparts.

This Agreement may be executed in counterparts which when taken together shall constitute one agreement which is binding on all the parties, even though all the parties are not signatories to the same counterpart.

20. Amendment and Modification.

This Agreement may be amended or modified, or any provision hereof may be waived, only by a written amendment or waiver executed by PM Devices and Distributor.

21. No Waiver.

Waiver of any default shall not be considered a waiver of any other default or of the same default occurring subsequently. No delay or failure by any party to exercise any right or remedy shall be a waiver of such right or remedy, and no single or partial exercise of any right or remedy shall preclude the further exercise thereof, or the exercise at any time of any other right or remedy.

22. Exhibits.

The Exhibits, which are attached and made a part hereof, are a part of this Agreement as if fully set forth herein. All references herein to sections, subsections, clauses and exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

24. Third Party Beneficiary.

This Agreement is not intended as and shall not be construed to make any third party a beneficiary hereof, except that PM Devices’ warranty may be passed along by Distributor. No creditor of Distributor shall have or receive any direct or indirect benefits hereunder and this Agreement may be enforced only by the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

PM Devices Incorporated,	ITOCHU International Inc.
a division of Medical Ventures

/s/ Carlos Vonderwalde		/s/ Akira Hoshino
By:	By:
Carlos Vonderwalde, President		Akira Hoshino, Senior Vice
President and General Manager,
Machinery Division

EXHIBIT A

DESCRIPTION OF PRODUCTS

Products shall mean:

PM Devices PeriPatch Sheets

Product Code	Product

1P6	1 cm x 6 cm PeriPatch Sheet
1.5P8	1.5 cm x 8 cm PeriPatch Sheet
1.5P10	1.5 cm x 10 cm PeriPatch Sheet
4P4	4 cm x 4 cm PeriPatch Sheet
4P6	4 cm x 6 cm PeriPatch Sheet
6P8	6 cm x 8 cm PeriPatch Sheet
8P14	8 cm x 14 cm PeriPatch Sheet
10P16[2]	10 cm x 16 cm PeriPatch Sheet

G45-2[3]	45 mm Endoscopic Sleeve – Two
G45-5	45 mm Endoscopic Sleeve – Five
G60-2	60 mm Endoscopic Sleeve – Two
G60-5	60 mm Endoscopic Sleeve – Five
G60T-2	60 mm Endoscopic Sleeve – Two
G60T-5	60 mm Endoscopic Sleeve – Five
E45T-2	45 mm Endoscopic Sleeve – Two
E45T-5	45 mm Endoscopic Sleeve – Five

And such additional products as the parties shall in writing agree from time to time.

EXHIBIT B

DESCRIPTION OF TERRITORY

For purposes of this Agreement, the “Territory” shall include the following state(s):

  Texas
  Oklahoma
  Arizona
  New Mexico
  Colorado
  Nevada
  Wyoming
  Utah
  Montana
  Idaho
  Louisiana
  Mississippi
  Arkansas
  Tennessee
  Alabama
  Western Missouri
  Southern Illinois
  Southwestern Kentucky

Additional states shall be added at the discretion of Itochu Healthcare..

The Distributor guarantees that it currently has adequate sales representation in the territories listed in Exhibit B in order to properly represent the Products in those Territories

EXHIBIT C

PRICE LIST

PM Devices PeriPatch Sheet

Model	Description	1-249[1]	250-499	500+
1P6	1 cm x 6 cm PeriPatch Sheet
1.5P8	1.5 cm x 8 cm PeriPatch Sheet
1.5P10	1.5 cm x 10 cm PeriPatch Sheet
4P4	4 cm x 4 cm PeriPatch Sheet	[Redacted Information]
4P6	4 cm x 6 cm PeriPatch Sheet
6P8	6 cm x 8 cm PeriPatch Sheet
8P14	8 cm x 14 cm PeriPatch Sheet
10P16[2]	10 cm x 16 cm PeriPatch Sheet

G45-2[3]	45 mm Endoscopic Sleeve – Two
G45-5	45 mm Endoscopic Sleeve – Five
G60-2	60 mm Endoscopic Sleeve – Two
G60-5	60 mm Endoscopic Sleeve – Five
G60T-2	60 mm Endoscopic Sleeve – Two
G60T-5	60 mm Endoscopic Sleeve – Five
E45T-2	45 mm Endoscopic Sleeve – Two
E45T-5	45 mm Endoscopic Sleeve – Five

The Handling Fee will be $15 per 12 units or multiples thereof, up to a maximum of $100.
Prices adjusted at PM Devices’ discretion in accordance with the Agreement’s provisions.
When ordering, please use the Model number shown above.
* Price discounts are based on units purchased during the contract-year. Aggregate totals of all products purchased from PMD regardless of type or description entitle distributor to additional discounts, i.e. 1-249 is at column 1 prices, 250-499 are at column 2 prices, 500 and above at column 3 prices.
1 - All prices in U.S. dollars. Prices may vary depending on economic and product market factors.
2 – 10P16 PeriPatchÔ sheets are special order only. Please allow up to 12 weeks for delivery.
3 - G model numbers are compatible with U.S. Surgical Endoscopic staplers
4 – E model numbers are compatible with J&J Ethicon Staplers

EXHIBIT D

SALES OBJECTIVES

To be established as per section 2. b) (2) of this agreement

EXHIBIT E

COMPETING PRODUCTS

1. Bovine Pericardial or synthetic surgical patches or staple line buttresses

EXHIBIT F

CERTIFICATE OF OFFICER OF DISTRIBUTOR

[Letterhead of Distributor]

CERTIFICATE

[Date]

PM Devices Inc.
Unit 2135, 13700 Mayfield Place
Richmond, British Columbia, Canada
V6V 2E4

Attn: President

Re: Distribution Agreement made as of June 1, 2005 (the "Agreement") between ITOCHU International Inc. (the "Distributor") and PM Devices Inc.(the "Manufacturer")

Pursuant to section 6 of the Agreement, the undersigned, in his capacity as an officer of ITOCHU and not in his personal capacity, hereby certifies to the Manufacturer to the best of his information and belief that ITOCHU has complied with all applicable United States and local laws and regulations in the Territory (as defined in the Agreement) relating to the Products (as defined in the Agreement) and the marketing and sale thereof by the Distributor.

ITOCHU International Inc.

Per:

Authorized Signatory

EXHIBIT G

DISTRIBUTOR’S NETWORK

  Product for Surgery Inc.
  Flanagan Instruments
  Additional Sub-Distributors